Exhibit 23.1

Consent of Independent Registered Accounting Firm

The Board of Directors
Metaldyne Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration Nos 33-59222 and 33-55837), Form S-4 (Registration No. 333-99569) and Form S-8 (Registration Nos. 33-42230 and 333-64531) of Metaldyne Corporation of our report dated March 31, 2006 with respect to the consolidated balance sheets of Metaldyne Corporation as of January 1, 2006 and January 2, 2005, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income, and cash flows, for each of the years in the three-year period ended January 1, 2006, and the related financial statement schedule, which report appears in the January 1, 2006, annual report on Form 10-K of Metaldyne Corporation. Our report refers to the Company’s changes in methods of accounting for conditional asset retirement obligations pursuant to FASB Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations an interpretation of Statement on Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations in 2005 and for redeemable preferred stock to conform with Statement of Financial Accounting Standards No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity in 2004.

/s/ KPMG LLP

Detroit, Michigan
March 31, 2006